Exhibit (d)(22)

FORM OF
SUB-MANAGER FEE WAIVER
and
EXPENSE REIMBURSEMENT AGREEMENT

AGREEMENT, dated as of [ ], 2019, by and between Mirae Asset Global Investments (USA) LLC (the “Investment Manager”) and Mirae Asset Global Investments (Hong Kong) Ltd. (the “Sub-Manager”) with respect to each share class (each a “Share Class,” and collectively, the “Share Classes”) of each series of the Mirae Asset Discovery Funds (each, a “Fund,” and collectively, the “Funds”), as set forth in Schedule A.

WHEREAS, the Mirae Asset Discovery Funds (the “Trust”) is a Delaware statutory trust and is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Investment Manager acts as investment adviser to each Fund pursuant to an Investment Management Agreement with the Trust (the “Investment Management Agreement”) and the Sub-Manager acts as sub-adviser to each Fund pursuant to a Sub-Management Agreement with the Trust and the Investment Manager (the “Sub-Management Agreement”); and

WHEREAS, pursuant to the Sub-Management Agreement, the Investment Manager compensates the Sub-Manager with a portion of the management fee it receives from each Fund, if any, for providing sub-management services to such Funds.

NOW, THEREFORE, the parties hereto agree as follows:

1. Fee Waiver and Expense Reimbursement.

The Sub-Manager agrees to be responsible for 35% of the monthly fee waivers and/or expense reimbursements associated with the Funds under the Expense Limitation Agreement currently in effect by and among the Investment Manager and the Trust (the “Expense Limitation Agreement”).

The Sub-Manager will receive each month the month-end trial balance for the Funds from the fund accounting agent for the Funds, which sets forth the total expense waivers and reimbursements due to the Funds for that month, as well as reasonably requested additional information from the Investment Manager related to the expenses of the Funds.

The Investment Manager will reduce the amount of the Sub-Management fees payable to Sub-Manager for such month by an amount equal to 35% of any amounts waived and/or reimbursed by the Investment Manager under the Expense Limitation Agreement.

The Investment Manager shall keep a record of the amounts of fees waived and any expenses reimbursed by the Investment Manager.

2. Term and Termination of Agreement.

This Agreement shall continue in effect until [ ]. Thereafter, this agreement shall automatically renew for consecutive one-year terms thereafter. Subject to the first sentence of this paragraph, either party may terminate this agreement upon thirty (30) days’ written notice to the other party.

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Exhibit (d)(22)

3. Miscellaneous.

(a)                Captions. The captions in this Agreement are included for convenience of reference only and in no other way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

(b)                Interpretation. This Agreement shall be construed in accordance with the laws of the State of New York.

(c)                Definitions. Any questions of interpretation of any term or provision of this Agreement, including but not limited to the computations of net asset values and the allocation of expenses, having a counterpart in or otherwise derived from the terms and provisions of the 1940 Act, shall have the same meaning as and be resolved by reference to the 1940 Act.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day and year first above written.

ATTEST:	MIRAE ASSET GLOBAL INVESTMENTS (USA) LLC

By: ______________________________________
Secretary

ATTEST:	MIRAE ASSET GLOBAL INVESTMENTS (HONG KONG) LTD

By: ______________________________________
Secretary

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Exhibit (d)(22)

SCHEDULE A TO THE FEE WAIVER and EXPENSE

REIMBURSEMENT AGREEMENT

Fund

Asia Fund	Class A
Class C
Class I

Emerging Markets Fund	Class A
Class C
Class I

Emerging Markets Great Consumer Fund	Class A
Class C
Class I

[Mirae Assets Emerging Markets VIT Fund	Class I

Mirae Assets Emerging Markets Great Consumer VIT Fund	Class I]

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